Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Dime Community Bancshares, Inc. [DCOM]
Date of Event Requiring Statement:	February 2, 2021

Explanation of Responses

1.
This Form 4 is filed on behalf of Basswood Partners, L.L.C. (the “Reporting Person”). Basswood Partners, L.L.C. is the general partner of BCF, BFF, BOP and BFLOF (as defined below and together, the “Funds”),, and may be deemed to have a pecuniary interest in the Common Stock held directly by BCF, BFF, BOP and BFLOF. In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds is reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds, except to the extent, if any, of any direct or indirect pecuniary interest therein.  The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Matthew D. Lindenbaum, of Basswood Capital Management, L.L.C., serves on the board of directors of the Issuer as a representative of the Reporting Person.  As a result, the Reporting Person is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, the Reporting Person may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown.  The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.

2.	Common Stock held directly by Basswood Opportunity Partners, LP (“BOP”).
3.	Common Stock held directly by Basswood Financial Fund, LP (“BFF”).
4.	Common Stock held directly by Basswood Financial Long Only Fund, LP (“BFLOF”).
5.	Common Stock held directly by Basswood Co-Investment Fund (SPC), Ltd., For and on Behalf of Segregated Portfolio C-1 (“BCF”)

Due to the limitations on the number of Reporting Persons allowed on Form 4, BFF, BOP, BFLOF, BCF and certain other affiliates of the Reporting Person, which may be deemed to have pecuniary interests in the shares of Common Stock reported herein by the Reporting Person, are reporting their beneficial ownership on a separate Form 4.